Exhibit 10.2

AMENDMENT DATED JUNE 17, 2009 TO THE
CYBERDEFENDER CORPORATION AMENDED AND RESTATED
2006 EQUITY INCENTIVE PLAN

In accordance with Section 21 of that certain CyberDefender Corporation Amended and Restated 2006 Equity Incentive Plan (the “Plan”), the board of directors of CyberDefender Corporation does hereby amend the Plan by deleting the first sentence of Section 3.1 which states:

Subject to Sections 3.2 and 18, the total aggregate number of Shares reserved and available for grant and issuance pursuant to this Plan, shall be 1,375,000 Shares and will include Shares that are subject to:  (a) issuance upon exercise of an Option but cease to be subject to such Option for any reason other than exercise of such Option; (b) an Award granted hereunder but forfeited or repurchased by the Company at the original issue price; and (c) an Award that otherwise terminates without Shares being issued.

and by replacing it with the following:

Subject to Sections 3.2 and 18, the total aggregate number of Shares reserved and available for grant and issuance pursuant to this Plan shall be 2,875,000 Shares and will include Shares that are subject to:  (a) issuance upon exercise of an Option but cease to be subject to such Option for any reason other than exercise of such Option; (b) an Award granted hereunder but forfeited or repurchased by the Company at the original issue price; and (c) an Award that otherwise terminates without Shares being issued.

In all other respects, the terms and conditions of the Plan shall remain the same.

WHEREFORE, this Amendment dated June 17, 2009 to the CyberDefender Corporation Amended and Restated 2006 Equity Incentive Plan has been executed in Los Angeles, California on June 17, 2009.

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DIRECTORS:

/s/ Gary Guseinov
Gary Guseinov

/s/ Igor Barash
Igor Barash

/s/ Bing Liu
Bing Liu

/s/ Kevin Harris
Kevin Harris